Exhibit 35.1
CERTIFICATE OF COMPLIANCE
The undersigned hereby certifies that the undersigned is the duly elected and acting Vice President and Treasurer of UNION ELECTRIC COMPANY D/B/A AMEREN MISSOURI, as servicer (Servicer) under the Securitized Utility Tariff Property Servicing Agreement, dated as of December 20, 2024 (Servicing Agreement) by and between the Servicer and AMEREN MISSOURI SECURITIZATION FUNDING I, LLC, and further certifies that:
1.A review of the activities of the Servicer and of its performance under the Servicing Agreement as of and for the year ended December 31, 2024, has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement.
2.To the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement as of and for the year ended December 31, 2024.

Date: March 31, 2025

Union Electric Company d/b/a/ Ameren Missouri, as Servicer

/s/ Darryl T. Sagel
Darryl T. Sagel Vice President and Treasurer (Senior officer in charge of servicing function)